Sub-Item 77D: Policies With Respect to Security Investments

Effective October 18, 2013, the Goldman Sachs Absolute Return Tracker Fund may invest up to 25% of its total assets in shares of a wholly owned subsidiary organized as a company under the laws of the Cayman Islands. The policies of the Goldman Sachs Absolute Return Tracker Fund with respect to investments in the Subsidiary are described in the supplement to the Fund’s Prospectus, filed pursuant to Rule 497 under  the Securities Act of 1933 with the Securities and Exchange Commission on October 28, 2013 (Accession No. 0001193125-13-413681), which is incorporated herein by reference.